Exhibit 10.24

Mining Claim Lease

THIS MINING LEASE, effective as of the 1st day of August 2022 (the “Effective Date"), between Lightning Creek Resources Corp., an Idaho corporation, the “Lessor”, and KM Holdings USA, Inc., a Colorado corporation, the “Lessee”.

Lessor holds title to certain unpatented federal mining claims located in Sanders County, Montana, and has the desire to bring these mining properties into a production stage through the exploration and development process, and Lessee desires to acquire active mineral exploration projects;

The Lessor and Lessee therefore desire to enter into this Mining Claim Lease (the “Lease”).

TERMS:

ARTICLE 1. DESCRIPTION OF THE PROPERTY. Lessor is the owner of the federal mining claims situated in Sanders County, Montana, as described in Exhibit A which is made a part of this Lease.

ARTICLE 2. GRANT OF LEASE. The Lessor, in consideration of payments, royalties, and other considerations, does hereby lease unto Lessee the mining claims as listed in Exhibit A (the "Leased Premises" or “Property”).

ARTICLE 3. TERM OF LEASE. The initial term of this Lease shall be five (5) years to commence on the Effective Date. After this five (5) year period the Lessee has the option to purchase the claims as described in Article 7 of this Lease, upon execution of which Lessor continues to maintain the Royalty, also described in Article 7 of this Lease.

ARTICLE 4. POSSESSION AND CONTROL OF PROPERTY. Lessee shall have, and is hereby given and granted, the right to enter upon and take over, at the beginning of the Lease term, control of the surface and underground of the Leased Premises including any mine dumps or waste piles. Lessee shall have the right to investigate, measure, sample, examine, test, drill develop, work, mine, operate, use, manage, and control the same and have access to the water and water rights on the property, and to mine, extract, and remove from the Property the ores and minerals found thereon and to treat, mill, ship, sell or otherwise dispose of the same and receive the full proceeds from sales less royalties; and to erect, construct, maintain, use and operate buildings, structures, machinery and equipment, including milling, processing and tailings facilities.

The time, nature, location and extent of such or any or all the above activities and mining or mining operations and the starting, stopping and resumption of activities are at the sole discretion of Lessee, and may include, without limitation, open pit, underground, strip, or solution mining methods, together with the right to use so much of the surface as may be necessary, useful or convenient for construction of a milling facility, surface mine waste rock dump, and a tailings impoundment facility.

ARTICLE 5. MANNER OF WORK. Lessee agrees to cause all work, development and mining to be done in a careful and miner-like manner, and to conform in all respects to the mining laws and regulations of the United States and the State of Idaho.

ARTICLE 6. WORK REQUIREMENTS. The Lessee agrees to drill 3 diamond drill holes from the claim group, which are of sufficient depth to test the mineralized horizon in the Revett formation beneath the claims. These holes must be drilled within 3 years of the Effective Date (permitting dependent).

ARTICLE 7. PAYMENTS AND ROYALTIES.

(a)	Claim Cost Reimbursement. At the day of signing (“Effective Date”), a payment of $250/claim will be made to Lessor as re-imbursement for the cost of staking. This will amount to $13,500 for the 54 claims included in this lease. This includes the maintenance fees due September 1, 2022.

(b)	Initial Payment. At the day of signing (“Effective Date”), a payment of $12,000 will be made to Lessor.

(c)	Annual Payment. A $12,000 annual payment will be due annually upon the anniversary of the signing of this Lease, beginning one year after signing of lease.

(d)	Purchase Option. At the end of this 5 year lease the Lessee will have the option to purchase all of the claims described in Appendix A for $100,000. The royalty schedule described below will remain in effect after the execution of this purchase option. This can be paid in common shares of Lessee, conversion based upon share price at time of purchase, at Lessee’s discretion.

(e)	Royalty Schedule. Lessee shall pay Lessor a two percent (2.0%) Net Smelter Royalty (NSR) on all development and production of ores and minerals extracted, milled and sold from the Leased Premises. The NSR shall be paid on the first day of each quarter; provided, the foregoing quarterly payments of the NSR shall commence upon the production and sale of ores from the Leased Premises. Lessee may purchase back from Lessor one percent (1%) of the NSR for $1,000,000, with half paid in cash or other legal U.S. tender, provided such purchase occurs within the first five (5) year term of the Lease. The remaining half may be paid in common shares of Lessee, at Lessee’s discretion.

Net Smelter Royalty is defined as the percentage of proceeds received from any smelter, buyer or agent who purchases the minerals minus any allowable smelting and transportation charges, but not including mining, milling or overhead costs.

ARTICLE 8. CLAIM FEES. Lessor shall pay all annual maintenance fees to the Bureau of Land Management not less than 30 days prior to the due date and provide receipt of such payment to the Lessee. Lessee shall provide Lessor the amount necessary for such annual payments by August 1st of each year. This will begin in 2023.

ARTICLE 9. STATE AND FEDERAL LAWS AND REGULATIONS; INSURANCE. Lessee shall comply with the Workmen's Compensation laws of Idaho and with Social Security, Unemployment Insurance and all other state and federal laws and regulations relating to Lessee's operations and shall save Lessor harmless from any claim for damages or liability by reason thereof. Lessee agrees to maintain Federal Mine Safety standards, including application for MSHA numbers and authorization. Lessee agrees to follow all Environmental Protection regulations and Clean Water Standards as further described herein. Lessee agrees to maintain a general liability policy of at least $1 million which names Lessor as an additional insured for all work done on the Leased Premises.

ARTICLE 10. PROTECTION FROM LIENS AND DAMAGES. Lessee shall keep the Leased Premises and the whole and every part thereof free and clear of liens for labor done or work performed upon the Leased Premises or materials furnished or equipment rented to it for the development or operation thereof under this Lease.

ARTICLE 11. DEFAULT. The failure of Lessee to make or cause to be made any of the payments herein provided for or to keep or perform any material agreement on its part to be kept or performed according to the terms and provisions of this Lease, shall, at the election of the Lessor, constitute a forfeiture of the lease unless the default is cured within forty-five (45) days of the Lessor notifying the Lessee of the default.

ARTICLE 12. ENVIRONMENTAL COMPLIANCE. Except to the extent that such materials are the by-product of, or used in the normal course of Lessee’s operations and are properly disposed of, contained or stored in accordance with all environmental laws and other applicable laws, Lessee covenants and agrees not to introduce at, on or about any portion of the Leased Premises any hazardous materials, including asbestos, polychlorinated biphenyls, petroleum products or any other materials, wastes, and substances which are classified or regulated as “hazardous,” “toxic,” a “contaminant,” or a “pollutant” under any environmental laws, now existing or as later amended or enacted. Lessee shall comply with all applicable federal, state, regional, and local laws, regulations, and ordinances protecting the environment and natural resources including, but not limited to, the Federal Clean Water Act, Safe Drinking Water Act, Clean Air Act, Resource Conservation Recovery Act, Comprehensive Environmental Response, Compensation and Liability Act of 1980, and all rules and regulations promulgated or adopted thereunder as same may, from time to time, be amended or enacted. Lessee further agrees to indemnify and hold harmless Lessor for any and all costs to remediate hazardous materials introduced to the Leased Premises by Lessee.

ARTICLE 13. SURRENDER OF PROPERTY. Upon a termination of this Lease, Lessee shall surrender to Lessor possession of the Leased Premises and remove all of Lessee’s equipment, buildings, and property within one hundred and eighty (180) days of the termination. Provided further, within one hundred eighty (180) days of termination, Lessee shall also perform such reclamation work as is required (i) by the applicable rules, regulations, and laws of the State of Idaho and of the United States or any other governmental authority with jurisdiction over the Leased Premises, and (ii) to return the surface of the Leased Premises to an “as-received” condition.

ARTICLE 14. RECORDATION OF SHORT FORM NOTICE. Within sixty (60) days of the Effective Date, Lessor agrees to sign in front of a notary public a short-form notice of this Lease, and this notice shall be recorded in the property records of Sanders County.

ARTICLE 15. NOTICES. All notices given hereunder shall be addressed to the respective addresses given below:

If to Lessor,

Lightning Creek Resources Corp.

13579 Halley St

Rathdrum, ID 83858

If to Lessee,

KM Holdings USA, Inc.

6 1/2 North 2nd Ave

Suite 201

Walla Walla, WA 99362

the addresses for receiving notices may be changed by either party upon two (2) days previous written notice to the other party.

ARTICLE 16. LESSOR INDEMNITY. Lessee agrees to defend, indemnify, and hold harmless Lessor, from and against any and all claims, litigation, actions, proceedings, losses, damages, liabilities, obligations, costs and expenses, including attorneys’, investigators’, expert witnesses’, and consulting fees, court costs and judicial or administrative litigation expenses arising from Lessee’s use of the Leased Premises or this Lease. The parties agree this indemnification includes, but is not limited to claims related to or arising from physical injuries or death, claim fees, hazardous materials and/or remediation thereof or the violation or consequence of any federal, state, local or tribal law, regulation or ordinance relating to or affecting exploration, mining, milling, concentration, leaching, treatment, reclamation, remediation, land use, cultural properties, and historic artifacts in, on or under the Leased Premises. The terms and provisions of this Article shall survive the termination of the Lease.

ARTICLE 17. LESSEE INDEMNITY. Lessor agrees to defend, indemnify, and hold harmless Lessee, from and against any and all claims, litigation, actions, proceedings, losses, damages, liabilities, obligations, costs and expenses, including attorneys’, investigators’, expert witnesses’, and consulting fees, court costs and judicial or administrative litigation expenses arising from prior use of the Leased Premises (use before the date of this Lease) by the Lessor or previous owners and/or operators. The parties agree this indemnification includes, but is not limited to claims related to or arising from physical injuries or death, claim fees, hazardous materials and/or remediation thereof or the violation or consequence of any federal, state, local or tribal law, regulation or ordinance relating to or affecting exploration, mining, milling, concentration, leaching, treatment, reclamation, remediation, land use, cultural properties, and historic artifacts in, on or under the Leased Premises. The terms and provisions of this Article shall survive the termination of the Lease.

ARTICLE 18. OTHER TERMS.

(a)	This Lease is the complete agreement between the parties and no amendment of this Lease shall be deemed effective unless agreed to by all the parties in a signed writing.

(b)

This Lease constitutes the full and final expression of the Parties’ intention and agreement and supersedes any prior agreement(s) of the parties regarding the subject matter of this Lease, which are of no further force or effect.

(c)	This Lease is a product of negotiation of both parties, represented by counsel, and the terms of this Lease shall not be construed against any one party as the drafter of this Lease.

(d)	A waiver of one or more terms of this Lease shall not constitute a waiver of any of the other terms of this Lease.

(e)

Lessor has satisfied itself in the suitability of the Leased Premises for Lessor’s purposes and has completed any and all due diligence it deems necessary. Lessor is not relying on any oral or written statement (not expressly set forth in this Lease) made by Lessee, regarding any matters pertaining to this Lease.

(f)	This Lease may be executed in counterparts, all of which taken together shall constitute a single and complete contract.

IN WITNESS WHEREOF, the parties hereby execute this agreement as of the Effective Date set forth above.

LESSOR

LIGHTNING CREEK RESOURCES CORP.

/s/ Josh White
By:	Josh White
Its:	President and CEO

LESSEE

KM Holdings USA, Inc.

/s/ John Ryan
By:	John P. Ryan
Its:	President

Appendix A

594000E
595500E
597000E
598500E
5298000N
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5295000N
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T024N R033W PB 50
T024N R032W Sec 30
T024N R033W PB 54
T024N R032W Sec 31
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T024N R032W Sec 33
T024N R032W Sec 34
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CRS: NAD83 / UTM Zone 11N
500 0 500 1,000 m
TCCU Claim
JW GEOSCIENCE

TCCU Claims

JW Geoscience	FIGURE 1	08/08/2021
Josh White, P.Geo.	Lightning Creek Resources Claim Map Sanders County, MT